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                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF

                                 MYR GROUP INC.
                                       AT
                              $30.10 NET PER SHARE
                                       BY

                             GPX ACQUISITION CORP.
                      A DIRECT WHOLLY OWNED SUBSIDIARY OF

                                   GPU, INC.

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
               NEW YORK CITY TIME, ON TUESDAY, FEBRUARY 29, 2000,
                          UNLESS THE OFFER IS EXTENDED.

                                                               December 29, 1999

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

     We are writing to you in connection with the offer by GPX Acquisition Corp., a Delaware corporation ("Offeror") and a direct wholly owned subsidiary of GPU, Inc., a Pennsylvania corporation ("Parent"), to purchase all outstanding shares of Common Stock, par value $0.01 per share (the "Shares"), of MYR Group Inc., a Delaware corporation (the "Company"), at a purchase price of $30.10 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated December 29, 1999 (the "Offer to Purchase") and in the related Letter of Transmittal (which, together with any amendments and supplements to each document, collectively constitute the "Offer"), enclosed herewith. Offeror is a corporation that does not have any operations. The Offer is being made in connection with the Agreement and Plan of Merger, dated as of December 21, 1999, by and among Parent, Offeror and the Company (the "Merger Agreement"). Holders of Shares whose certificates for such Shares (the "Certificates") are not immediately available or who cannot deliver their Certificates and all other required documents to ChaseMellon Shareholder Services, L.L.C. (the "Depositary") or complete the procedures for book-entry transfer prior to the Expiration Date (as defined in Section 1 of the Offer to Purchase) must tender their Shares according to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase.

     Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares in your name or in the name of your nominee.

     Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

          1.  The Offer to Purchase, dated December 29, 1999.

          2. The Letter of Transmittal to tender Shares for your use and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to tender Shares.

          3. A letter to stockholders of the Company from Charles M. Brennan III, Chairman of the Board, together with a Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company and mailed to the stockholders of the Company.

          4. The Notice of Guaranteed Delivery for Tender of Shares to be used to accept the Offer if following the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase.
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          5.  A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name, with space provided for obtaining such clients' instructions with regard to the Offer.

          6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

          7.  A return envelope addressed to the Depositary.

     YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FEBRUARY 29, 2000, UNLESS THE OFFER IS EXTENDED.

     Please note the following:

          1. The tender price is $30.10 per Share, net to the seller in cash, without interest.

          2. The Offer is conditioned upon, among other things, (A) such number of Shares of the Company having been validly tendered and not withdrawn prior to the Expiration Date (as defined in the Offer to Purchase) that, together with Shares beneficially owned by Parent and any of its affiliates on that date, constitute more than 50.1% of the Shares, assuming exercise and conversion of all outstanding options and convertible securities of the Company and (B) the Securities and Exchange Commission having issued an order under the Public Utility Holding Company Act of 1935, as amended, reasonably acceptable to Parent and Offeror authorizing the acquisition of Shares, the Merger (as defined in the Merger Agreement) and the other transactions contemplated by the Merger Agreement.

          3.  The Offer is being made for all of the outstanding Shares.

          4. Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the transfer of Shares pursuant to the Offer. However, federal income tax backup withholding at a rate of 31% may be required, unless an exemption is available or unless the required taxpayer identification information is provided. See "Important Tax Information" in the Letter of Transmittal.

          5. The Board of Directors of the Company has unanimously approved the Merger Agreement, determined that the Offer and the Merger are fair to and in the best interests of the stockholders of the Company (other than Parent and its subsidiaries) and recommends that all stockholders of the Company accept the Offer and tender all their Shares pursuant to the Offer.

          6. Notwithstanding any other provision of the Offer, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) Certificates pursuant to the procedures set forth in Section 3 of the Offer to Purchase or a timely Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to such Shares, (b) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantees or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Certificates for Shares or Book-Entry Confirmations are actually received by the Depositary.

     If holders of Shares wish to tender, but it is impracticable for them to forward their Certificates or other required documents or complete the procedures for book-entry transfer prior to the Expiration Date, a tender may be effected by following the guaranteed delivery procedures specified in Section 3 of the Offer to Purchase.

     None of Offeror, Parent, or any officer, director, stockholder, agent or other representative of Offeror or Parent, will pay any fees or commissions to any broker, dealer or other person (other than the Depositary and the Information Agent as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the

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Offer. Offeror will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. Offeror will pay or cause to be paid any transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

     Any inquiries you may have with respect to the Offer should be addressed to Georgeson & Co., the Information Agent for the Offer, at its address and telephone number set forth on the back cover of the Offer to Purchase.

     Additional copies of the enclosed materials may be obtained from the Information Agent or from brokers, dealers, commercial banks or trust companies.

                                          Very truly yours,

                                          GPU, INC.

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF PARENT, OFFEROR, THE DEPOSITARY, THE INFORMATION AGENT, OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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